CRANE CO.
AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN

1.    PURPOSE AND ADOPTION OF THE PLAN

    The purpose of the Crane Co. Amended and Restated 2018 Stock Incentive Plan (as the same may be amended from time to time, the “Plan”) is (i) to attract and retain key employees and Non-Employee Directors (as defined below) of Crane Co. (the “Company”) and its Subsidiaries (as defined below) who are and will be contributing to the success of the business; (ii) to motivate and reward key employees and Non-Employee Directors who have made significant contributions to the success of the Company and encourage them to continue to give their best efforts to its future success; (iii) to provide competitive incentive compensation opportunities; and (iv) to further opportunities for stock ownership by such key employees and Non-Employee Directors in order to increase their proprietary interest in the Company and their personal interest in its continued success.

    The Crane Co. 2018 Stock Incentive Plan was originally approved by the Board of Directors of the Company (the “Board”) on January 29, 2018 and became effective as of the date of the 2018 Annual Meeting (the “Initial Effective Date”). The purpose of this Crane Co. Amended and Restated 2018 Stock Incentive Plan is primarily to authorize additional shares for awards under the Plan and shall be effective as of the date of the Annual Meeting that occurs in 2021, provided that it is approved by the Company’s stockholders on that date (the “Restatement Effective Date”). The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Award shall be granted after the date that is ten (10) years from the Restatement Effective Date (and no Incentive Stock Option shall be granted after the date that is ten (10) years from the most recent Board approval of the Plan).

2.    DEFINITIONS

    For the purposes of this Plan, capitalized terms shall have the following meanings:

    (a)    “Award” means any grant to a Participant of one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Section 6, Stock Appreciation Rights described in Section 7, Restricted Shares or Restricted Share Units described in Section 8 and Other Stock-Based Awards described in Section 9.

    (b)    “Award Agreement” means a written agreement between the Company and a Participant or a written notice from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

    (c)    “Beneficiary” means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant’s death.

    (d)    “Board” shall have the meaning given to such term in Section 1.

    (e)    “Change in Control” means the occurrence of one of the following: (i) a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of the Common Stock calculated as provided in paragraph (d) of said Rule 13d-3; (ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation (a “Non-CIC Merger”) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the consummation of any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company other than to an entity at least fifty percent (50%) of the total voting power of which is owned, directly or indirectly, by the Company or by stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company immediately prior to such sale, exchange or other transfer; or (iv) the following individuals cease for any reason to constitute a majority of the members of the Board: individuals who, on the Restatement Effective Date, constitute the Board and any new director whose appointment or election is endorsed by a majority of the members of the Board then still in office who either were directors on the Restatement Effective Date or whose appointment or election was previously so endorsed (each, an “Incumbent Director”).

    For purpose of clause (i) above, a “person” shall not include any entity that becomes such a beneficial owner in connection with a Non-CIC Merger. For purposes of clause (ii) above, the “surviving entity” includes, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the surviving entity. For purposes of clause (iv) above, any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be considered an Incumbent Director.

    Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A of the Code and the Change in Control, is a “payment event” under Section 409A of the Code for such Award, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A of the Code.

    (f)    “Code” means the Internal Revenue Code of 1986, as amended. References to a section of the Code include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

    (g)    “Committee” means the Management Organization and Compensation Committee of the Board or such other committee composed of at least three members of the Board as may be designated by the Board from time to time.

    (h)    “Company” shall have the meaning given to such term in Section 1.

    (i)    “Common Stock” means Common Stock, par value $1.00 per share, of the Company.

    (j)    “Date of Grant” means the date as of which the Committee grants an Award. If the Committee contemplates an immediate grant to a Participant, the Date of Grant shall be the date of the Committee’s action. If the Committee contemplates a date on which the grant is to be made other than the date of the Committee’s action, the Date of Grant shall be the date so contemplated and set forth in or determinable from the records of action of the Committee; provided, however, that the Date of Grant shall not precede the date of the Committee’s action.

    (k)    “Dividend Equivalent Account” means a bookkeeping account in accordance with Section 12(h) and related to an Award (other than an Option or a Stock Appreciation Right) that is credited with the amount of any cash dividends or stock distributions that would be payable with respect to the shares of Common Stock subject to such Awards had such shares been outstanding shares of Common Stock.

    (l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

    (m)    “Exercise Price” means, with respect to Options, the amount established by the Committee in the Award Agreement in accordance with Section 6(b) which is required to purchase each share of Common Stock upon exercise of the Option, or with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement in accordance with Section 7(b) which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant.

    (n)    “Fair Market Value” of a share of Common Stock as of a particular date shall mean (i) if the Common Stock is listed on a national securities exchange, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the closing or last price of the Common Stock quoted by an established quotation service for over-the-counter securities, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith in its sole discretion.

    (o)    “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, step-parent, grandparent, niece, nephew, mother-in-law, father-in-

law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.

    (p)    “Full Value Award” means (i) any Award of Restricted Shares, Restricted Share Units or Other Stock-Based Awards made under the Plan, or (ii) any comparable awards made under a Predecessor Plan.

    (q)     “Full Value Award Debiting Rate” shall have the meaning given to such term in Section 4(a).
(r)    “Incentive Stock Option” means a stock option within the meaning of Section 422 of the Code.

    (s)    “Initial Effective Date” shall have the meaning given to such term in Section 1.

(t)    “Merger” means any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company.

    (u)    “Non-Employee Director” means a member of the Board who is not an employee of the Company or its Subsidiaries.

    (v)    “Non-Qualified Stock Option” means a stock option which is not an Incentive Stock Option.

    (w)    “Options” means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

    (x)    “Other Stock-Based Award” means an Award granted in accordance with Section 9.

    (y)    “Participant” means a person designated to receive an Award under the Plan in accordance with Section 5.

    (z)    “Plan” shall have the meaning given to such term in Section 1. References to the Plan shall include the Crane Co. 2018 Stock Incentive Plan as in effect during the period from the Initial Effective Date through the Restatement Effective Date.

    (aa)    “Predecessor Plan” shall mean each of the Company’s 2007 Stock Incentive Plan, 2007 Non-Employee Director Compensation Plan, 2009 Stock Incentive Plan, 2009 Non-Employee Director Compensation Plan and 2013 Stock Incentive Plan.

    (bb)    “Restatement Effective Date” shall have the meaning given to such term in Section 1.

(cc)    “Restricted Shares” means Common Stock subject to restrictions imposed in connection with Awards granted under Section 8.

    (dd)    “Restricted Share Unit” means a notional bookkeeping entry representing the equivalent of a share of Common Stock, subject to restrictions imposed in connection with Awards granted under Section 8.

    (ee)    “Stock Appreciation Right” or “SAR” means an Award granted in accordance with Section 7.

    (ff)    “Subsidiary” means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

    (gg)    “Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines.

3.    ADMINISTRATION

    (a)    This Plan shall be administered by the Committee, which shall at all times be constituted to comply with the “non-employee director” requirements established from time to time by rules or regulations of the Securities and Exchange Commission under Section 16 of the Exchange Act, and the “independent director” requirements established from time to time under the corporate governance rules of the New York Stock Exchange. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable, including without limitation, to waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions as the Committee shall deem appropriate.

    (b)    Actions taken under the Plan with respect to Awards to Non-Employee Directors that are described herein as actions by the Committee under the terms of the Plan, but which require Board approval under the Committee’s Charter, shall be deemed to include, for purposes of the Plan, such action by the Board.

    (c)    The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the

Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants who have received awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretations taken or made in good faith with respect to this Plan or Awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.    SHARES

    (a)    The total number of shares of Common Stock authorized to be awarded under the Plan from and after February 1, 2021 shall not exceed 4,710,000. For purposes of this Section 4(a), the following share counting rules shall apply: (x) any shares of Common Stock granted in connection with Options and SARs shall be counted against the limit in this Section 4(a) as one share for every one Option or SAR awarded; and (y) any shares of Common Stock granted in connection with Full Value Awards shall be counted against the limit based on the applicable Full Value Award Debiting Rate. The “Full Value Award Debiting Rate” means (i) with respect to Full Value Awards granted under a Predecessor Plan before the Initial Effective Date or under the Plan on or after the Initial Effective Date but prior to February 1, 2021, 3.85 shares for each one share that is subject to the Full Value Award; and (ii) with respect to Full Value Awards granted on or after February 1, 2021, 2.42 shares for each one share that is subject to the Full Value Award.

    (b)    Any Award settled in cash shall not be counted as shares of Common Stock for any purpose under this Plan.
    (c)    If any Award under the Plan expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. For purposes of this Section 4(c), the following share counting rules shall apply: (i) for an Option or SAR, one share of Common Stock shall be added back for every one such Option or SAR that expires, or is terminated, surrendered or forfeited; and (ii) for a Full Value Award, the number of shares of Common Stock added back shall equal the Full Value Award Debiting Rate applicable to such Full Value Award multiplied by the number of shares subject to such Full Value Award that expire, or are terminated, surrendered or forfeited.

    (d)    Shares of Common Stock underlying any outstanding stock option or Full Value Award granted under a Predecessor Plan that, on or after February 1, 2021, expires, or is terminated, surrendered or forfeited, in whole or in part, for any reason without issuance of such shares shall be available for the grant of new Awards under this Plan. For purposes of this Section 4(d), the following share counting rules shall apply: (i) for any such stock option, one share of Common Stock shall be added back for every one such stock option that expires, or is terminated, surrendered or forfeited; and (ii) for any such Full Value Award, the number of shares of Common Stock added back shall equal the Full Value Award Debiting Rate applicable to such Full Value Award multiplied by the number of shares subject to such Full Value Award that expire, or are terminated, surrendered or forfeited.

    (e)    For Options, the full number of shares of Common Stock with respect to which the Option is granted shall count against the aggregate number of shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Exercise Price for an Option by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to pay the Exercise Price shall continue to count against the aggregate number of shares available for grant under the Plan set forth in Section 4(a) above. In addition, for share-settled SARs, the full number of shares of Common Stock with respect to which the SAR is granted shall count against the aggregate number of shares available for grant under the Plan (even though a fewer number of shares of Common Stock may in fact be issued upon exercise).
    (f)    The following share counting provisions shall apply if a Participant satisfies any tax withholding requirement with respect to an Award of Options or SARs under this Plan or any Full Value Award (including for any tax withholding transactions on or after February 1, 2021 for any Full Value Awards that were originally made under a Predecessor Plan) by either tendering previously owned shares or having the Company withhold shares: (i) with respect to Options and SARs, such shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of shares available for grant under the Plan set forth in Section 4(a) above; and (ii) for a Full Value Award, the number of shares of Common Stock added back shall equal the Full Value Award Debiting Rate applicable to such Full Value Award multiplied by the number of shares subject to such Full Value Award that are surrendered to satisfy such tax withholding requirements.
    (g)    In the case of any Substitute Award, such Substitute Award shall not be counted against the number of shares reserved under the Plan.

    (h)    The maximum number of shares of Common Stock that may be awarded as Incentive Stock Options from and after February 1, 2021 shall not exceed 4,710,000.

    (i)    The number of shares available for grants under the Plan shall be subject to adjustment in accordance with Section 10. The shares to be offered under the Plan shall be authorized and unissued shares of Common Stock, or issued shares of Common Stock which will have been reacquired by the Company, including shares purchased in the open market. Shares of Common Stock purchased on the open market with stock option exercise proceeds shall not be added back to the shares available for grant under the Plan.

5.    PARTICIPATION

    (a)    Participants in the Plan shall be such key employees of the Company and its Subsidiaries and Non-Employee Directors as the Committee, in its sole discretion, may designate from time to time. For purposes of the Plan, “key employees” shall mean officers as well as other employees (including officers and other employees who are also directors of the Company or any

Subsidiary) designated by the Committee in its discretion upon the recommendation of management, but shall not include any employee who, assuming the full exercise of such Option, would own more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary.

    (b)    No Awards may be granted under the Plan during any one calendar year to a Grantee who is a Non-Employee Director that exceed, together with any cash compensation received for such service during the applicable year (based on the Fair Market Value of the shares of Common Stock underlying the Award as of the applicable Date of Grant in the case of Full Value Awards, and based on the applicable grant date fair value for accounting purposes in the case of Options or SARs): (i) for any Non-Employee Director not serving as Chairman of the Board, $750,000; and (ii) for any Non-Employee Director serving as Chairman of the Board, $1,000,000. The Board may make exceptions to this limit in extraordinary circumstances for individual Non-Employee Directors, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

    (c)    Options under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Code or Non-Qualified Stock Options, provided that Incentive Stock Options may not be awarded to Non-Employee Directors. Awards granted hereunder shall be evidenced by Award Agreements in such form as the Committee shall approve, which Agreements shall comply with and be subject to the terms and conditions of this Plan.

6.    GRANT AND EXERCISE OF STOCK OPTIONS

    (a)    The Committee may grant to any Participant one or more Awards of Options entitling the Participant to purchase shares of Common Stock from the Company on such terms and subject to such conditions as may be established by the Committee. An Award of Options may be granted in such number, at such Exercise Price, and subject to such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments), not inconsistent with the terms of this Plan, as may be determined by the Committee at the time of grant.

    (b)    The Exercise Price of each share of Common Stock upon exercise of any Option granted under the Plan (except in connection with Substitute Awards) shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Each Option shall have a stated term not to exceed ten (10) years from the Date of Grant.

    (c)    The Exercise Price of the shares purchased upon the exercise of an Option shall be paid in full at the time of exercise in cash or, in whole or in part, by tendering (either actually or by attestation) shares of Common Stock. The value of each share of Common Stock delivered in payment of all or part of the Exercise Price upon the exercise of an Option shall be the Fair Market Value of the Common Stock on the date the Option is exercised. Exercise of Options shall also be permitted, to the extent permitted by the Committee, in accordance with a cashless exercise program under which, if so instructed by a Participant, shares of Common Stock may be issued directly to the Participant’s broker or dealer upon receipt of an irrevocable written notice of exercise from the Participant. In addition, exercise of Options shall be permitted, to the extent permitted by the Committee, (i) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise, or (ii) in any other form of legal consideration that may be acceptable to the Committee.

    (d)    Each Option granted under this Plan shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, Non-Qualified Stock Options may be transferable, without payment of consideration, to Family Members to the extent permitted by the Committee.

    (e)    No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.

7.    GRANT AND EXERCISE OF STOCK APPRECIATION RIGHTS

    (a)    The Committee may grant to any Participant one or more Awards of Stock Appreciation Rights on such terms and subject to such conditions as may be established by the Committee. An Award of Stock Appreciation Rights may be granted in such number, at such Exercise Price, and subject to such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments), not inconsistent with the terms of this Plan, as may be determined by the Committee at the time of grant.

    (b)    The Exercise Price of each share of Common Stock upon exercise of any Stock Appreciation Rights granted under the Plan (except in connection with Substitute Awards) shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Each Stock Appreciation Right shall have a stated term not to exceed ten (10) years from the Date of Grant.

    (c)    Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee and set forth in the applicable Award Agreement (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

    (d)    Each Award of Stock Appreciation Rights granted under this Plan shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the Participant’s lifetime, only by the Participant.

8.    GRANT OF RESTRICTED SHARES AND RESTRICTED SHARE UNITS

    (a)    The Committee may grant to any Participant one or more Awards of Restricted Shares or Restricted Share Units on such terms and subject to such conditions as may be established by the Committee. An Award of Restricted Shares or Restricted Share Units may be granted pursuant to such restrictions and provisions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, not inconsistent with the terms of this Plan, as may be established by the Committee.

    (b)    With respect to Awards of Restricted Shares and Restricted Share Units that are granted, vested or otherwise conditioned on one or more performance conditions, the Committee may use such business criteria and other measures of performance as it may deem appropriate, which may include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): (i) net sales; sales of a particular product or line of products; (ii) gross profit; ratio of gross profit to sales; (iii) operating profit; ratio of operating profit to sales (in each case before or after taxes and before or after allocation of corporate overhead and bonuses); (iv) net income; earnings per share; (v) adjusted earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization); (vi) cash flow from operations; free cash flow; (vii) return on equity, assets, net assets, total capital, or total invested capital; economic value added models or equivalent metrics; (viii) share price; total shareholder return (in each case either absolutely or as compared with a peer group or stock market index); (ix) financial statement items such as cash, total debt, shareholders’ equity, working capital, material costs and engineering, selling and administrative expenses(in each case either absolutely or in proportion to another financial statement item such as assets or sales); or (x) implementation, completion or attainment of measurable objectives with respect to specific operational goals and targets, such as: (A) environmental, health and/or safety goals (including lost workday rates); (B) customer satisfaction; (C) inventory turns; (D) lead time; (E) on-time delivery; (F) purchase price index; (G) days sales outstanding; (H) quality; (I) research and development, (J) specific products/projects (including new product introductions); and (K) recruitment or retention of personnel. For any such Awards, the Committee may determine whether or not to adjust any such goals during or after the applicable performance period to take into consideration and/or mitigate the impact of any gains or losses, reserves or other charges to earnings, accounting changes, acquisitions, dispositions and/or divestitures (“special items”), including any of the following that occur during the applicable performance period: (i) asset write-downs or impairment charges; (ii) litigation or claim costs, judgments or settlements, including asbestos claims and defense costs; (iii) Superfund environmental costs; (iv) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (v) restatements occurring as a result of errors that arise from events other than fraud or other misconduct; (vi) provisions for reorganization and restructuring programs; (vii) nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (viii) acquisitions or divestitures; and (ix) foreign exchange gains and losses.

    (c)    As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company or its agent, shares of Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares the share certificates representing such Restricted Shares may be held in custody by the Company or its designee, in physical or book entry form, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 8(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 8(e), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.

    (d)    Beginning on the Date of Grant of a Restricted Share Award and subject to execution of the related Award Agreement as provided in Section 8(c), and except as otherwise provided in such Award Agreement, the Participant shall become a stockholder of the Company with respect to all shares subject to a Restricted Share Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any shares of Common Stock or other securities distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 8(c).

    (e)    Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 3(a) (regarding the Committee’s discretion to waive vesting conditions), the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 12(o) (regarding tax withholding), the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

    (f)    As soon as practicable after the Date of Grant of a Restricted Share Unit Award by the Committee, the Company shall cause to be entered upon its books a notional account for the Participant’s benefit indicating the number of Restricted Share Units awarded, subject to forfeiture as of the Date of Grant if an Award Agreement with respect to the Restricted Share

Units covered by the Award is not duly executed by the Participant and timely returned to the Company. Until the lapse or release of all restrictions applicable to a Restricted Share Unit Award, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a stockholder of the Company with respect to the shares of Common Stock covered by such Restricted Share Unit Award, including the right to vote such shares and the right to receive dividends; provided, that the Committee may, in its sole discretion, award a Participant dividend equivalents with respect to a Restricted Share Unit Award in accordance with Section 12(h) of the Plan.

    (g)    Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 3(a) (regarding the Committee’s discretion to waive vesting conditions), the restrictions applicable to the Restricted Share Units shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 12(o) (regarding tax withholding), the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, either (i) a cash payment equal to the number of Restricted Share Units as to which such restrictions have lapsed multiplied by the Fair Market Value of a share of Common Stock as of the date the restrictions lapsed, or, (ii) solely in the Committee’s discretion, one or more share certificates registered in the name of the Participant, for the appropriate number of shares of Common Stock, free of all restrictions, except for any restrictions that may be imposed by law.

    (h)    None of the Restricted Shares or Restricted Share Units may be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable thereto.

    (i)    A Participant’s Restricted Share or Restricted Share Unit Award shall not be contingent on any payment by or consideration from the Participant other than the rendering of services.

    (j)    Restricted Shares shall be forfeited and returned to the Company, and Restricted Share Units shall be forfeited, and all rights of the Participant with respect to such Restricted Shares or Restricted Share Units shall terminate unless the Participant continues in the service of the Company or a Subsidiary until the expiration of the forfeiture period for such Restricted Share or Restricted Share Unit Award and satisfied any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share or Restricted Share Unit Award.

9.    OTHER STOCK-BASED AWARDS

    (a)    The Committee may grant to any Participant one or more other stock-based Awards, including without limitation stock purchase rights, Awards of shares of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock.

The Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all such other terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee.

    (b)    In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Section 9 shall be subject to the following:

    (i)    Any Common Stock subject to Awards made under this Section 9 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses;

    (ii)    If specified by the Committee in the Award Agreement, the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award, provided that for any such Award that becomes earned based on a performance condition, any such dividends or dividend equivalents shall be earned by the Participant only to the extent the underlying Award is earned; and

    (iii)    The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of the Participant’s termination of service with the Company or its Subsidiary prior to the exercise, payment or other settlement of such Award, whether such termination occurs because of retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

10.    ADJUSTMENTS TO REFLECT CAPITAL CHANGES; CHANGE IN CONTROL

    (a)    In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Awards, the Exercise Price for such shares, the number and kind of shares available for future issuance under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year, and other determinations applicable to outstanding Awards, including with respect to any applicable performance goals. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

    (b)    In addition, in the event that the Company is a party to a Merger, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

    (c)    In addition, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change in Control take one of the following actions which shall apply only upon the occurrence of a Change in Control or, if later, upon the action being taken:
    (i) provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment or other service relationship has been terminated as a result of a Change in Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee, and in connection therewith the Committee may (i) provide for an extended period to exercise Options (not to exceed the original Option term) and (ii) determine the level of attainment of any applicable performance goals;
    (ii) provide for the purchase of any Awards from a Participant whose employment or other service relationship has been terminated as a result of a Change in Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or
    (iii) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change in Control.
For purposes of sub-paragraphs (i) and (ii) above, any Participant whose employment or other service relationship is either (A) terminated by the Company other than for “cause,” or (B) terminated by the Participant for “good reason” (each as defined in the applicable Award Agreement), in either case upon, or on or prior to the second anniversary of, a Change in Control, shall be deemed to have been terminated as a result of the Change in Control.
11.    AMENDMENT AND TERMINATION

    This Plan may be amended or terminated at any time by the Board except with respect to any Awards then outstanding, and any Award granted under this Plan may be terminated at any time with the consent of the Participant. The Board may make such changes in and additions to this Plan as it may deem proper and in the best interest of the Company; provided, however, that no such action shall, without the consent of the Participant, materially impair any Award theretofore granted under this Plan; and provided, further, that no such action shall be taken without the approval of the stockholders of the Company if such stockholder approval is required under applicable law or the rules of the New York Stock Exchange. Notwithstanding any provision herein to the contrary, the repricing of Options or Stock Appreciation Rights is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or Stock Appreciation Right to lower its Purchase or Exercise Price, as applicable; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or Stock Appreciation Right at a time when its Purchase or Exercise Price, as applicable, is greater than the Fair Market Value of the underlying shares of Common Stock in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 10 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. Notwithstanding anything contained herein, the Board may amend or revise this Plan to comply with applicable laws or governmental regulations.

12.    GENERAL PROVISIONS

    (a)    Each Award granted under this Plan shall be evidenced by an Award Agreement containing such terms and conditions as the Committee may require, and no person shall have any rights under any Award granted under this Plan unless and until such Award Agreement has been executed and delivered by the Participant and the Company.

    (b)    In the event of any conflict between the terms of this Plan and any provision of any Award Agreement, the terms of this Plan shall be controlling.

    (c)    No Participant or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employment or any other service relationship with the Company or any of its Subsidiaries. Unless otherwise agreed by contract, the Company reserves the right to terminate its employment or other service relationship with any person at any time and for any reason.

    (d)    Income realized as a result of a grant or an exercise of any Award under this Plan shall not be included in the Participant’s earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible unless otherwise specifically provided for in such plan.

    (e)    The obligation of the Company to sell and deliver shares of Common Stock with respect to any Award granted hereunder shall be subject to, as deemed necessary or appropriate by counsel for the Company, and the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options or Stock Appreciation Rights and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, and (ii) the condition that such shares shall have been duly listed on such stock exchanges as the Common Stock is then listed.

    (f)    Anything in this Plan to the contrary notwithstanding, it is expressly agreed and understood that if any one or more provisions of this Plan shall be illegal or invalid such illegality or invalidity shall not invalidate this Plan or any other provisions thereof, but this Plan shall be effective in all respects as though the illegal or invalid provisions had not been included.

    (g)    All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware, other than the conflict of laws provisions thereof, and construed in accordance therewith.

    (h)    For any Award granted under the Plan other than an Option or a Stock Appreciation Right, the Committee shall have the discretion, upon the Date of Grant or thereafter, to provide for the payment of dividend equivalents to the Participant in connection with such Award or to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm the terms of such arrangement. For purposes of payment of dividend equivalents or settlement of any Dividend Equivalent Account, the amount to be paid or otherwise settled shall be rounded to the nearest one-hundredth of a dollar ($0.01). If a Dividend Equivalent Account is established, the following terms shall apply:

    (i)    Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such terms and conditions may include, without limitation, for the Participant’s Account to be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of shares of Common Stock then covered by the related Award if such shares of Common Stock had been owned of record by the Participant on such record date.

    (ii)    Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

    (iii)    Dividend equivalents credited to a Dividend Equivalent Account with respect to any Award that becomes earned based on a performance condition shall be earned by the Participant only to the extent the underlying Award is earned.

    (i)    As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

    (j)    Awards under the Plan may be granted to such employees or Non-Employee Directors of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements or subplans to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

    (k)    All notices, elections, requests, demands and all other communications required or permitted by the Committee, the Company or a Participant under the Plan shall be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Participant from time to time; and to the Participant at the Participant’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Participant, by notice to the Company, may designate in writing from time to time.

    (l)    If a Participant or any Beneficiary entitled to receive a payment under this Plan is, in the judgment of the Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Company may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Company: (i) the Participant’s designated Beneficiary (in the case of the Participant’s incapacity); (ii) the institution maintaining the Participant or the Beneficiary; (iii) a custodian under the Uniform Transfers to Minors Act of any state (in the case of the incapacity of a beneficiary); or (iv) the Participant’s or his or her Beneficiary’s spouse, children, parents or other relatives by blood or marriage. The Company is not required to ensure the proper application of any payment so made, and any such payment completely discharges all claims under this Plan against the Company to the extent of the payment.

    (m)    The Plan is intended to comply with the requirements of Section 409A of the Code to the extent an Award is intended to be subject to, or otherwise be exempt from, Section 409A. Consistent with that intent, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Committee, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan. In addition, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code and the regulations promulgated thereunder. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and additional taxes or penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's separation from service with the Company shall instead be paid on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

    (n)    To the extent that this Plan provides for or otherwise refers to issuance of certificates to reflect the transfer of shares of Common Stock pursuant to the terms of an Award, the transfer of such shares may be effected, in the Company’s discretion, on a book entry or such other noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which such shares are listed.

    (o)    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, local or other applicable taxes (including the Participant’s FICA obligation or other social taxes) required by law to be withheld with respect to any taxable event arising as a result of this Plan. The Company may cause any such tax withholding obligation to be satisfied by the Company withholding shares of Common Stock otherwise deliverable in connection with the Award that have a Fair Market Value on the date the tax is to be determined not to exceed the maximum statutory total tax which could be imposed on the transaction. In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (i) having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined in an amount not to exceed the maximum statutory total tax which could be imposed on the transaction or (ii) tendering previously acquired, unencumbered shares of Common Stock having an aggregate Fair Market Value in an amount not to exceed the maximum statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

    (p)    To the extent permitted by applicable law and as set forth in the applicable Award Agreement, the Committee may determine that an Award shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Participant.